Exhibit 99.2

Reconciliation of Net Income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined

EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined and the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined presented below. Pro Forma EBITDA As Defined (for the last twelve months ended December 30, 2017) represents EBITDA As Defined plus management’s estimates of the impact of the acquisition of North Hills Signal Processing Corp. and North Hills Signal Processing Overseas Corp. (together, “North Hills”), the acquisition of certain assets of Cablecraft Motion Controls LLC (“Cablecraft”), the acquisition of certain assets of Preece Incorporated (“Preece”) and the acquisition of Extant Components Group Holdings, Inc. (“Extant”) had such transactions occurred at the beginning of the twelve-month period ended December 30, 2017. Due to the unique nature of our acquisition of the Kirkhill elastomers business (“Kirkhill”), which we purchased as a distressed asset in March 2018, our management is currently unable to estimate the impact Kirkhill would have had on our EBITDA As Defined for the last twelve months ended December 30, 2017. While we believe that Kirkhill’s EBITDA as a standalone business may have been negative for the last twelve months ended December 30, 2017, any such loss would have been immaterial to us on a consolidated basis and we believe that, once Kirkhill is fully integrated into our business model, that it will be a positive contributor to our EDITDA As Defined.

The following sets forth a reconciliation of net income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined:

Last Twelve Months Ended December 30, 2017
(Dollars in thousands)
Net income	$792,791
Less: Income (loss) from discontinued operations, net of tax(a)	(28,890)

Income from continuing operations	821,681
Add:
Depreciation and amortization	133,616
Interest expense, net	617,518
Interest tax provision	67,792

EBITDA	1,640,607
Adjustments:
Inventory purchase accounting adjustments(b)	4,043
Acquisition integration costs(c)	6,580
Acquisition transaction-related expenses(d)	4,074
Non-cash stock and deferred compensation expense(e)	46,617
Refinancing costs(f)	8,836

Other items, net(g)	20,144

EBITDA As Defined	$1,730,901

Pro forma adjustments(h)	$36,051
Pro forma EBITDA As Defined	$1,766,952

(a)	During the fourth quarter of 2017, TransDigm Group Incorporated committed to disposing of Schroth Safety Products Group (“Schroth”) in connection with the settlement of a Department of Justice investigation into the competitive effects of the acquisition. Therefore, Schroth was classified as held-for-sale and as discontinued operations as of September 30, 2017. The loss from discontinued operations in the consolidated statements of income for the year ended September 30, 2017 includes a $32.0 million impairment charge to write down the assets to fair value.
(b)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(c)	Represents costs incurred to integrate acquired businesses and product lines into TransDigm Group Incorporated’s operations, facility relocation costs and other acquisition-related costs.
(d)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(e)	Represents the compensation expense recognized by TransDigm Group Incorporated under its stock incentive plans.
(f)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.
(g)	Primarily represents gain or loss on sale of fixed assets, foreign currency transaction gain or loss and employer withholding taxes on dividend equivalent payments.
(h)	Represents management’s estimates of the impact of the transactions relating to North Hills, Cablecraft, Preece and Extant had such transactions occurred at the beginning of the twelve-month period ended December 30, 2017.